FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE FOURTH QUARTER AND FULL-YEAR OF FISCAL 2018

~Provides 2019 Full-Year Financial Guidance~

DAYTONA BEACH, Fla. - January 24, 2019 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal fourth quarter and full-year ended November 30, 2018.
"We reported solid financial results for 2018," stated Lesa France Kennedy, ISC Chief Executive Officer. "We recognized growth in revenue and earnings driven by our long-term broadcast partnerships, successful integration of strategic investments in our facilities and benefits from lower corporate tax rates. We are committed to our consumer-focused sales and marketing initiatives and providing segmented experiences desired by fans for a good value. We remain disciplined in our financial management and committed to delivering shareholder value through a balanced capital allocation plan."
Ms. France Kennedy continued, "Our investment in ISM Raceway was unveiled in November before a sold-out crowd. Fan and media response proved the investment to be a resounding success, as guests experienced a first of its kind interaction with drivers in the garage and infield, while corporate and media partners were treated to the newly renovated and constructed suites and media center. We are pleased with the results of our investment at ISM Raceway, as the project is well positioned to provide enhanced guest experiences and deliver the expected financial returns."
"Closing out the 2018 season was the fifth consecutive sold-out Championship weekend at Homestead-Miami Speedway, and the competition did not disappoint as Joey Logano battled his way to victory lane to win his first Monster Energy NASCAR Cup Series Championship. Looking toward 2019, we anticipate exciting on-track competition from recent rules and package changes implemented by NASCAR and rising stars looking to claim their spot among NASCAR's elite."
"ONE DAYTONA entered the holiday season with a bustle of activity providing shoppers with weekly activities in its entertainment epicenter, Victory Circle, as well as throughout the property. Guests experienced greater options for dining, entertainment and shopping, as additional tenants commenced operations. Construction on The DAYTONA, a Marriott Autograph Collection hotel continues, with an expected opening in spring 2019."

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"We believe these projects will continue to position ISC for long-term growth and deliver shareholder value."
Fourth Quarter Comparison
Total revenues for the fourth quarter ended November 30, 2018 were approximately $195.2 million, compared to revenues of approximately $226.3 million in the fourth quarter of fiscal 2017. Operating income was approximately $33.1 million during the period compared to approximately $41.8 million in the fourth quarter of fiscal 2017. Quarter-over-quarter comparability was impacted by:

•	The Monster Energy NASCAR Cup, Xfinity and Truck Series were held at Chicagoland Speedway in the third quarter of fiscal 2018 compared to the fourth quarter of fiscal 2017;

•
During the fourth quarter of fiscal 2018, we received lease rents and incurred operating expenses related to ONE DAYTONA as a result of certain tenants commencing operations in the period, for which there was no comparable activity in the same period of fiscal 2017 (see "External Growth, Financing-Related and Other Initiatives - ONE DAYTONA");

•
During the fourth quarter of fiscal 2018, we recognized approximately $0.1 million, or less than $0.01 per diluted share, in non-recurring, pre-opening costs that are included in general and administrative expense related to The ISM Raceway Project Powered by DC Solar that could not be capitalized. During the same period of fiscal 2017, we recognized $0.2 million, or less than $0.01 per diluted share of similar costs;

•
During the fourth quarter of fiscal 2017, we recognized approximately $1.4 million, or $0.02 per diluted share, of accelerated depreciation that was recorded due to the shortening the service lives of certain assets associated with The ISM Raceway Project Powered by DC Solar and certain other capital improvements, including the infield project at Richmond Raceway (see "External Growth, Financing-Related and Other Initiatives - Richmond Raceway"). There were no comparable costs during the same period in fiscal 2018;

•
During the fourth quarter of fiscal 2018, we recognized approximately $0.9 million, or $0.02 per diluted share, of losses associated with asset retirements and demolition and/or asset relocation costs in connection with The ISM Raceway Project and capacity optimization initiatives. During fiscal 2017, we recognized approximately $9.9 million, or $0.14 per diluted share, of similar charges, in connection with The ISM Raceway Project, capacity optimization initiatives and other facility capital improvements, including the infield project at Richmond Raceway;

•
During the fourth quarter of fiscal 2018, we capitalized approximately $1.3 million, or $0.02 per diluted share, of interest related to The ISM Raceway Project Powered by DC Solar, and to a lesser extent, ONE DAYTONA. During fiscal 2017, we recognized approximately $1.4 million, or $0.02 per diluted share, of similar interest capitalization related to ONE DAYTONA and The ISM Raceway Project Powered by DC Solar; and

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•
In fiscal 2017, we recorded a non-recurring net tax benefit of approximately $48.2 million, or $1.09 per diluted share, associated with the worthlessness of our investment in Motorsports Authentics, Inc. ("MA"). There was no comparable transaction in fiscal 2018.

Net income for the fourth quarter was approximately $27.2 million, or $0.62 per diluted share, compared to net income of approximately $76.1 million, or $1.72 per diluted share, in the prior year period. Excluding capitalized interest and costs related to certain track redevelopment projects, losses associated with the retirements of certain other long-lived assets, accelerated depreciation, and a non-recurring net tax benefit related to our investment in MA, non-GAAP (defined below) net income for the fourth quarter of 2018 was $27.1 million, or $0.62 per diluted share. Non-GAAP net income for the fourth quarter of fiscal 2017 was $34.2 million, or $0.77 per diluted share.
Full-Year Comparison
For the year ended November 30, 2018, total revenues were $675.0 million, compared to $671.4 million in 2017. Operating income for the full-year period was $93.2 million compared to $96.2 million in the prior year.
Year-over-year comparability was impacted by:

•	In the first quarter of fiscal 2017, we hosted the Ferrari World Finals at Daytona International Speedway, for which there was no comparable event in fiscal 2018;

•
In the second quarter of fiscal 2018, we hosted the Country 500 music festival at Daytona, whereby due to certain changes in contractual agreements, a higher amount of event revenues and expenses was recorded in fiscal 2018 as compared to the same event held in fiscal 2017. Concessions revenue and expense were recorded similarly for both periods. Overall attendance and concession sales in fiscal 2018 were significantly impacted by tropical storm Alberto, prior to, and during, the event;

•	In the third quarter of fiscal 2018, we hosted a music festival at Auto Club Speedway. This event was not held at one of our facilities in fiscal 2017;

•
In fiscal 2018 we received lease rents, and incurred operating expenses, related to ONE DAYTONA as a result of certain tenants commencing operations in the period, for which there was no comparable activity in the same period of fiscal 2017 (see "External Growth, Financing-Related and Other Initiatives - ONE DAYTONA");

•	In fiscal 2018, we recognized $1.8 million, or $0.03 per diluted share, of revenue related to insurance proceeds. There was no comparable activity in fiscal 2017;

•
In fiscal 2017, we received a favorable legal settlement relating to certain facility operations of approximately $1.0 million, or $0.01 per diluted share. There was no comparable activity in fiscal 2018;

•
In fiscal 2018, we recognized approximately $0.4 million, or $0.01 per diluted share, in non-recurring, pre-opening costs that are included in general and administrative expense related to The ISM Raceway

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Project that could not be capitalized. During fiscal 2017, we recognized approximately $0.6 million, or $0.01 per diluted share, of similar costs, related to The ISM Raceway Project;

•
During fiscal 2018, we recognized approximately $1.2 million, or $0.02 per diluted share, of accelerated depreciation that was recorded due to shortening of the service lives of certain assets associated with The ISM Raceway Project and certain other capital improvements, including the infield project at Richmond Raceway. During fiscal 2017, we recognized approximately $6.2 million, or $0.08 per diluted share, of similar costs;

•
In fiscal 2018, we recognized approximately $4.3 million, or $0.07 per diluted share, of losses associated with asset retirements and demolition and/or asset relocation costs in connection with The ISM Raceway Project, capacity optimization initiatives, other facility capital improvements, including the infield project at Richmond Raceway, and to a lesser extent, ONE DAYTONA. During fiscal 2017, we recognized approximately $10.3 million, or $0.14 per diluted share, of similar charges, in connection with The ISM Raceway Project, capacity optimization initiatives, other facility capital improvements, including the infield project at Richmond Raceway;

•
During fiscal 2018, we capitalized approximately $4.1 million, or $0.07 per diluted share, of interest related to The ISM Raceway Project and ONE DAYTONA. During fiscal 2017, we recognized approximately $3.9 million, or $0.05 per diluted share, of similar interest capitalization related to ONE DAYTONA and The ISM Raceway Project;

•	During fiscal 2017, we recognized approximately $0.3 million, or $0.01 per diluted share, of net gain on sale of certain assets. There was no comparable activity in fiscal 2018;

•
In fiscal 2018, we recorded a non-recurring net tax benefit of approximately $145.1 million, or $3.29 per diluted share, of non-recurring, non-cash income tax benefit related to the Tax Cuts and Jobs Act of 2017 ("Tax Act"). There was no comparable activity in fiscal 2017; and

•
In fiscal 2017, we recorded a non-recurring, net tax benefit of approximately $46.0 million, or $1.03 per diluted share, including approximately $48.2 million, or $1.09 per diluted share, associated with the worthlessness of our investment in MA, partially offset by an impairment of a deferred tax asset of approximately $2.1 million, or $0.05 per diluted share. There was no comparable transaction in fiscal 2018.

Net income for the year-ended November 30, 2018, was $225.3 million, or $5.11 per diluted share, compared to a net income of $110.8 million, or $2.48 per diluted share in 2017. Excluding adjustments for legal settlement, capital interest and non-recurring costs associated with certain track redevelopment projects, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, a net gain on sale of certain assets, a non-recurring net tax benefit primarily related to our investment in MA, impairment of deferred tax asset, and the income tax benefit related to the Tax Act, non-GAAP (defined below) net income for fiscal 2018, was $81.5 million, or $1.85 per diluted share. This is compared to non-GAAP net income for fiscal 2017 of $72.1 million, or $1.61 per diluted share.

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GAAP to Non-GAAP Reconciliation
The following discussion and analysis of our financial condition and results of operations is presented below using financial measures other than U.S. generally accepted accounting principles (“non-GAAP”). Non-GAAP financial measures, such as Adjusted EBITDA (see below for management interpretation of Adjusted EBITDA), should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). The non-GAAP financial measures disclosed herein do not have standard meaning and may vary from the non-GAAP financial measures used by other companies or how we may calculate those measures in other instances from time to time. The financial information, presented in the tables that follow, have been reconciled to comparable GAAP measures (see "Adjusted EBITDA" below).
The non-GAAP financial measures identified in the tables that follow include adjusted income before taxes, adjusted net income and adjusted diluted earnings per share. These non-GAAP financial measures are derived by adjusting amounts for certain items, presented in the accompanying selected operating statement data that have been determined in accordance with GAAP. The financial measures, income before taxes, net income and diluted earnings per share, should not be construed as an inference by us that our future results will be unaffected by those items, which have been excluded to calculate our adjusted, non-GAAP financial measures.
We believe such non-GAAP information is useful and meaningful, and is used by investors to assess the performance of our continuing operations, which primarily consist of the ongoing promotions of racing and other events at our major motorsports entertainment facilities. Such non-GAAP information separately identifies, displays, and adjusts for items that are not considered to be reflective of our continuing core operations at our motorsports entertainment facilities. We believe that such non-GAAP information improves the comparability of the operating results and provides a better understanding of the performance of our core operations for the periods presented.
We use this non-GAAP information to analyze current performance and trends, and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of, or as a substitute for, results prepared in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating the business and as such deemed it important to provide such information to investors.
The following non-GAAP financial information is reconciled to comparable information presented using GAAP, derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data.

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The adjustments for fiscal 2017 relate to non-recurring costs associated with The ISM Raceway Project, accelerated depreciation (predominately associated with The ISM Raceway Project and other capital improvements, including the infield project at Richmond), legal settlement, losses associated with the retirements of certain other long-lived assets related to capacity optimization initiatives, The ISM Raceway Project, and other facility capital improvements, including the infield project at Richmond, capitalized interest related to ONE DAYTONA and The ISM Raceway Project, net gain on sale of certain assets, and a non-recurring net tax benefit predominately due to our investment in MA.
The adjustments for fiscal 2018 relate to non-recurring costs associated with The ISM Raceway Project, accelerated depreciation (predominately associated with The ISM Raceway Project and other capital improvements, including the infield project at Richmond), losses associated with the retirements of certain other long-lived assets related to The ISM Raceway Project, capacity optimization initiatives, other facility capital improvements, including the infield project at Richmond Raceway, and to a lesser extent, ONE DAYTONA, capitalized interest related to The ISM Raceway Project and ONE DAYTONA, and the income tax benefit related to the Tax Act.

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	For the Three Months Ended November 30, 2017
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$44,841	$(31,217)	$76,058	$1.72
Adjustments:
The ISM Raceway Project	247	94	153	0.00
Accelerated depreciation	1,414	540	874	0.02
Losses on retirements of long-lived assets	9,930	3,795	6,135	0.14
Capitalized interest	(1,376)	(525)	(851)	(0.02)
Net tax benefit	—	48,151	(48,151)	(1.09)
Non-GAAP	$55,056	$20,838	$34,218	$0.77

	For the Three Months Ended November 30, 2018
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$36,873	$9,636	$27,237	$0.62
Adjustments:
The ISM Raceway Project	106	28	78	0.00
Losses on retirements of long-lived assets	933	249	684	0.02
Capitalized interest	(1,254)	(333)	(921)	(0.02)
Non-GAAP	$36,658	$9,580	$27,078	$0.62

	For the Year Ended November 30, 2017
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$105,198	$(5,625)	$110,823	$2.48
Adjustments:
The ISM Raceway Project	551	211	340	0.01
Accelerated depreciation	6,154	2,352	3,802	0.08
Legal settlement	(980)	(375)	(605)	(0.01)
Losses on retirements of long-lived assets	10,278	3,928	6,350	0.14
Capitalized interest	(3,864)	(1,477)	(2,387)	(0.05)
Net tax benefit	—	46,038	(46,038)	(1.03)
Net (gain) loss on sale of certain assets	(330)	(126)	(204)	(0.01)
Non-GAAP	$117,007	$44,926	$72,081	$1.61

	For the Year Ended November 30, 2018
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$107,266	$(118,018)	$225,284	$5.11
Adjustments:
The ISM Raceway Project	372	98	274	0.01
Accelerated depreciation	1,154	305	849	0.02
Losses on retirements of long-lived assets	4,347	1,151	3,196	0.07
Capitalized interest	(4,112)	(1,094)	(3,018)	(0.07)
Net tax benefit	—	145,068	(145,068)	(3.29)
Non-GAAP	$109,027	$27,510	$81,517	$1.85

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In an effort to enhance the comparability and understandability of certain forward looking financial guidance, such as ONE DAYTONA and The ISM Raceway Project Powered by DC Solar (see "External Growth, Financing-Related and Other Initiatives"), we adjust for certain non-recurring items that will be included in our future GAAP reporting to provide information that we believe best represents our expectations for our core business performance. Non-GAAP financial measures, such as EBITDA, which we interpret to be calculated as GAAP operating income, plus depreciation, amortization, impairment/losses on retirements of long-lived assets, other non-GAAP adjustments, and cash distributions from equity investments, are used in our analysis. We have not reconciled the non-GAAP forward-looking measure to its most directly comparable GAAP measure. Such reconciliations would require unreasonable efforts to estimate and quantify various necessary GAAP components largely because forecasting or predicting our future operating results is subject to many factors not in our control or not readily predictable, as detailed in the Risk Factors section of the Company's previously publicly filed documents, including Forms 10-K and 10-Q, with the SEC, any or all of which can significantly impact our future results. These components, and other factors, could significantly impact the amount of future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.
The following schedule reconciles the Company's financial performance prepared in accordance with GAAP to the non-GAAP financial measure of EBITDA (in thousands):

	For the Year Ended November 30,
	2017	2018

Net Income (GAAP)	$110,823	$225,284
Adjustments:
Income taxes	(5,625)	(118,018)
Interest income	(1,220)	(3,143)
Interest expense	11,633	10,862
Other	(344)	(46)
Equity in net income from equity investments	(19,111)	(21,777)
Operating Income (GAAP)	$96,156	$93,162
Adjustments:
Depreciation and amortization	109,733	106,819
Impairments/losses on retirements of long-lived assets	10,552	4,471
Other Non-GAAP adjustments (1)	(429)	372
Cash distributions from equity investments	25,450	26,550
EBITDA (non-GAAP)	$241,462	$231,374

(1) Other Non-GAAP adjustments include:

i.	fiscal year 2017 adjustments related to a legal settlement of approximately ($1.0) million and costs associated with The ISM Raceway Project of approximately $0.6 million; and

ii.	fiscal year 2018 adjustments related to costs associated with The ISM Raceway Project of approximately $0.4 million.

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Corporate Sales
From a marketing partnership perspective, we sold all Monster Energy NASCAR Cup and all NASCAR Xfinity Series race entitlements. For fiscal 2018, gross marketing partnership revenue grew 1.7 percent compared to fiscal 2017.
NASCAR is a powerful brand with a loyal fan base that we believe is aware of, appreciates and supports corporate participation to a greater extent than fans of any other sports property. The combination of brand power and fan loyalty provides an attractive platform for robust corporate partnerships. The number of FORTUNE 500 companies invested in NASCAR remains higher than any other sport. More than one-in-four FORTUNE 500 companies, and one-in-two FORTUNE 100 companies, use NASCAR as part of its marketing strategy.
For fiscal 2019, we have agreements in place for approximately 75.0 percent of our gross marketing partnership revenue target.  We have open entitlements for two of our Monster Energy NASCAR Cup Series and two NASCAR Xfinity Series events.  This is compared to last year at this time when we had approximately 75.0 percent of our gross marketing partnership revenue target sold and had open entitlements for three Monster Energy NASCAR Cup and two NASCAR Xfinity Series events. With the vast majority of our event entitlements secured, we can focus more resources on official status categories, which will better position us to meet our gross marketing partnership revenue target for fiscal 2019.
External Growth, Financing-Related and Other Initiatives
Capital Allocation
We have established a long-term capital allocation plan to ensure we generate sufficient cash flow from operations to fund our working capital needs, capital expenditures at existing facilities, and return of capital through payments of an annual cash dividend and repurchase of our shares under our Stock Purchase Plan. In addition, we have used the proceeds from offerings of our Class A Common Stock, the net proceeds from the issuance of long-term debt, borrowings under our credit facilities and public-private economic development mechanisms to fund strategic acquisitions and development projects.
We continue to operate under a five-year capital allocation plan adopted by the Board of Directors, covering fiscal years 2017 through 2021. Components of this plan include:

•
Capital expenditures for existing facilities up to $500.0 million from fiscal 2017 through fiscal 2021.  This allocation will fund reinvestments for impact capital projects, (see “The ISM Raceway Project Powered by DC Solar”, "Richmond Raceway" and "Talladega Infield Project"), as well as all other maintenance and guest experience capital expenditures for the remaining existing facilities.  While many components of these expected projects will exceed our weighted average cost of capital, considerable maintenance capital expenditures, approximately $40.0 million to $60.0 million annually, will likely result in a blended return on invested capital in the low-to-mid single digits;

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•
In addition to the aforementioned $500.0 million in capital expenditures for existing facilities, we expect we will have an additional approximate $111.0 million of capital expenditures, exclusive of capitalized interest and net of public incentives, related to ONE DAYTONA and the Shoppes at ONE DAYTONA (see "ONE DAYTONA"). We expect the returns of this investment to exceed our weighted average cost of capital; and,

•
Approximately $280.0 million return of capital to shareholders through dividends and share repurchases. In fiscal 2018 we increased our dividend approximately 9.3 percent to $0.47 per share compared to $0.43 per share in fiscal 2017. For the year ended November 30, 2018, we repurchased 864,601 shares of Class A common stock on the open market at a weighted average share price of $38.01 for a total of approximately $32.9 million.  At November 30, 2018, we had approximately $138.7 million remaining repurchase authority under the current $530.0 million Stock Purchase Plan. Transactions occur in open market purchases made pursuant to a trading plan under Rule 10b5-1. We terminated our active Rule 10b5-1 plans immediately upon receipt of the pending non-binding proposal by NASCAR Holdings, Inc. to acquire the outstanding shares of Class A common Stock and Class B common stock that are not owned by the controlling shareholders of NASCAR Holdings, Inc. ("NASCAR Offer").

Our cash position and future liquidity has been further enhanced by the following:

•
In fiscal 2017, we recorded a non-recurring tax benefit of approximately $48.2 million related to the worthlessness of ISC's investment in MA. As a result, our cash position improved approximately $24.6 million as of November 30, 2017. In the first quarter 2018, we received a refund of estimated payments made during 2017 of approximately $19.8 million. The balance of approximately $3.9 million will be received in subsequent periods.

•
In December 2017, Congress passed the Tax Act. We expect the Tax Act to favorably impact our future liquidity, primarily as a result of the lower single corporate tax rate from 35.0 percent to 21.0 percent, which will lower our effective tax rate and annual tax liability. Additionally, the Tax Act provides for 100.0 percent expensing of certain capital investments through 2022. We will continue to evaluate the details of the Tax Act and the impact on ISC.

We will continue to explore development and/or acquisition opportunities beyond the initiatives discussed above that build shareholder value and exceed our weighted average cost of capital. Should additional development and/or acquisitions be pursued, we will provide discrete information on timing, scope, cost and expected returns of such opportunities.
The aforementioned represents certain components of our capital allocation plan for fiscal 2017 and beyond. This capital allocation plan is reviewed annually, or more frequently, and can be revised, if necessary, based on changes in business conditions.

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Capital Spending
An important strategy for our future growth will come from investing in our major motorsports facilities to enhance the live event experience and better enable us to effectively compete with other entertainment venues for consumer and corporate spending.
Capital expenditures for projects, including those related to The ISM Raceway Project and ONE DAYTONA, were approximately $159.8 million for the year ended November 30, 2018. Capital expenditures for fiscal 2018 were partially offset by the receipt of approximately $20.0 million in cash incentives related to ONE DAYTONA, (see "ONE DAYTONA"). In comparison, the Company spent approximately $145.1 million on capital expenditures for projects for the same period in fiscal 2017, primarily related to ONE DAYTONA and The ISM Raceway Project. For fiscal 2019, we expect capital expenditures associated with the aforementioned capital allocation plan to range between approximately $95.0 million and $115.0 million for existing facilities, including the Talladega Infield Project and capital expenditures related to ONE DAYTONA and the Shoppes, (see "ONE DAYTONA").
ONE DAYTONA
Since June 2013, we have pursued development of ONE DAYTONA, a premier mixed-use and entertainment destination across from Daytona International Speedway, which has crafted a strategy that will create synergy with Daytona International Speedway, enhance customer and partner experiences, monetize real estate on International Speedway Blvd. and leverage our real estate on a year-round basis. Complementing ONE DAYTONA is the retail property adjacent to the development, known as the Shoppes at ONE DAYTONA.
We have approved land use entitlements for ONE DAYTONA to allow for up to 1.4 million square feet of retail/dining/entertainment, a 2,500-seat movie theater, 660 hotel rooms, 1,350 residential units, 567,000 square feet of additional office space and 500,000 square feet of commercial/industrial space.
The scope for the first phase of ONE DAYTONA is comprised of three components: retail, dining and entertainment (“RD&E”); hotels; and residential.
The RD&E component of phase one is owned 100.0 percent by us. The expected total square footage for the RD&E first phase is approximately 300,000 square feet. We expect cash spent to be approximately $95.0 million in fiscal 2016 through 2019 on the RD&E component of ONE DAYTONA’s first phase. Other sources of funding towards the overall ONE DAYTONA project will include the public incentives discussed below and land contributed to the joint ventures associated with the project.
Shaner Hotels and Prime Hospitality Group ("PHG") have been selected as hotel partners. They have executed a franchise agreement with Marriott International for an exclusive 145-room full service Autograph Collection hotel at ONE DAYTONA that will be known as "The DAYTONA", as well as a 105-room select-service Fairfield Inn & Suites by Marriott. The Fairfield Inn and Suites opened in December 2017, while The DAYTONA is currently under construction and expected to be completed in early fiscal 2019. As part of the partnership

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agreement, our portion of equity will be limited to our land contribution and we will share proportionately in the profits from the joint ventures.
Prime Group has been selected as the partner for ONE DAYTONA’s residential development. Following an extensive request for proposal process, ONE DAYTONA chose the Florida developer based on their command of market demographics, development experience and expert property management systems. Prime Group is proceeding with the development in ONE DAYTONA for approximately 282 luxury apartment rental units that will add critical mass to the overall ONE DAYTONA campus. Similar to the hotel partnership, our portion of equity will be limited to our land contribution and we will share proportionately in the profits from the joint venture. Construction of the residential component will commence in 2019.
In April 2017, our Board approved an additional approximate $12.0 million of capital expenditures to further develop Volusia Point, which was previously purchased in 2011. Volusia Point is our retail property adjacent to ONE DAYTONA and has been re-branded as the Shoppes at ONE DAYTONA ("the Shoppes"). Several new tenants have executed lease agreements in the Shoppes as a result of the revitalization. We expect the improvements to the Shoppes will generate an incremental EBITDA of approximately $1.0 million to the ONE DAYTONA pro-forma through increased square footage and securing tenants for currently vacant spaces (see "GAAP to Non-GAAP Reconciliation - Adjusted EBITDA" for discussion on Non-GAAP financial forward looking measures).
Several new-to-market tenants have already established operations at ONE DAYTONA . Bass Pro Shops®, America’s most popular outdoor store, and Cobb Theatres, the highly respected Southeastern-based exhibitor, are anchor tenants of ONE DAYTONA.
At stabilization in fiscal 2020, we expect this first phase of ONE DAYTONA and the Shoppes to deliver a combined incremental annual revenue and EBITDA of approximately $13.0 million and approximately $10.0 million, respectively, and deliver an unlevered return above our weighted average cost of capital (see "GAAP to Non-GAAP Reconciliation - Adjusted EBITDA" for discussion on Non-GAAP financial forward looking measures).
A Community Development District ("CDD") has been established for the purpose of installing and maintaining public infrastructure at ONE DAYTONA. The CDD is a local, special purpose government framework authorized by Chapter 190 of the Florida Statutes for managing and financing infrastructure to support community development. The CDD has negotiated agreements with the City of Daytona Beach and Volusia County for a total of up to $40.0 million in incentives to finance a portion of the infrastructure required for ONE DAYTONA . The CDD will purchase certain infrastructure assets, and specific easement rights, from ONE DAYTONA. In October 2018, ONE DAYTONA received approximately $20.0 million of the total incentive amount in cash, and $10.5 million to be received in annual payments derived from a long-term note receivable issued by the CDD. The first payment of the note receivable is expected in fiscal 2019 with maturity no later than fiscal 2046. The remainder of the incentives can be received based on certain criteria met by the project through fiscal 2046.

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Total capital expenditures for ONE DAYTONA and the Shoppes, excluding capitalized interest and net of anticipated public incentives, are expected to be approximately $111.0 million. From inception, through November 30, 2018, capital expenditures totaled approximately $80.8 million, exclusive of capitalized interest and labor, net of the aforementioned public incentives. At this time, there is no project specific financing in place for ONE DAYTONA. Ultimately, we may secure financing for the project upon stabilization. However, accounting rules dictate that we capitalize a portion of the interest on existing outstanding debt during the construction period. Through November 30, 2018, we recorded approximately $3.8 million of capitalized interest related to ONE DAYTONA, since inception.
Any future phases will be subject to prudent business considerations, for which we will provide discrete cost and return disclosures.
The ISM Raceway Project Powered by DC Solar
On November 30, 2016, we announced our Board of Directors had approved a multi-year redevelopment project ("The ISM Raceway Project") to elevate the fan and spectator experience at ISM Raceway, the company’s 54-year-old motorsports venue. The redevelopment project focused on new and upgraded seating areas, vertical transportation options, new concourses, enhanced hospitality offerings and an intimate infield experience with greater accessibility to pre-race activities. In 2017, we announced a multi-year partnership with DC Solar that included naming the project The ISM Raceway Project Powered by DC Solar during the redevelopment phase, and in September 2017, we announced a long-term partnership with ISM Connect, a pioneer in smart venue technology, which included naming rights to Phoenix Raceway. Beginning in 2018, the venue is now known as ISM Raceway.
The ISM Raceway Project Powered by DC Solar is included in our aforementioned $500.0 million capital allocation plan covering fiscal years 2017 through 2021. The ISM Raceway Project cost is approximately $178.0 million, including maintenance capital, before capitalized interest. Okland Construction ("Okland") was selected as general contractor of the project. Effective November 30, 2016, ISM Raceway entered into a Design-Build Agreement with Okland. The Design-Build Agreement obligated ISM Raceway to pay Okland approximately $136.0 million for the completion of the work described in the Design-Build Agreement. This amount is a guaranteed maximum price to be paid for the work, which may not change absent a requested change in the scope of work by ISM Raceway.
Construction commenced in early fiscal 2017 and was completed in the fall of 2018. Based on the plans for the project, we have identified existing assets that were impacted by the redevelopment and required accelerated depreciation, or losses on asset retirements, totaling approximately $8.0 million in non-cash charges through November 30, 2018.
From inception, through November 30, 2018, we have incurred capital expenditures related to The ISM Raceway Project, exclusive of capitalized interest and labor, of approximately $160.9 million. Despite us not anticipating the need for additional long-term debt to fund this project, accounting rules dictate that we capitalize a

International Speedway Corporation - 4Q and Full-Year Fiscal 2018 Financial Results I 13

portion of the interest on existing outstanding debt during the construction period.  Through November 30, 2018, we recorded approximately $5.1 million of capitalized interest related to The ISM Raceway Project.
At stabilization in fiscal 2019, the redevelopment is expected to provide a full fiscal year incremental lift in ISM Raceway's EBITDA of approximately $8.5 million to $9.0 million (see "GAAP to Non-GAAP Reconciliation" for discussion on Non-GAAP financial forward looking measures). We began recognizing revenue and expense associated with the project, as a result of assets placed in service and/or benefits provided to partners, beginning late fiscal 2017.
Richmond Raceway
In June 2017, the Board of Directors approved a capital project for the redevelopment of the infield of Richmond Raceway ("Richmond Reimagined"). The new infield offers a variety of enhanced amenities for fans, teams, sponsors and other stakeholders to the iconic Richmond infield. Fan access is the focus of Richmond Reimagined, which showcases new Monster Energy NASCAR Cup Series garages with a fan-viewing walkway. The new infield continues the track’s mission of being the most fan-friendly track on NASCAR’s schedule.
Richmond Reimagined is included in our aforementioned $500.0 million capital allocation plan covering fiscal years 2017 through 2021. Groundbreaking occurred immediately following the Monster Energy NASCAR Cup Series event in September 2017. The approximate $30.0 million project was completed in September 2018.
Talladega Infield Project
In June 2018, the Board of Directors approved a capital project for the redevelopment of the infield of Talladega Superspeedway (known as "Transformation - the Talladega Superspeedway Infield Project"). The infield redevelopment project will offer new attractions and enhanced amenities for fans, sponsors, teams and stakeholders in the famous, historic Talladega infield. The infield redevelopment project will include a new interactive Garage Fan Zone Experience, a paddock club to enhance the experience for fans and corporate guests, new Gatorade Victory Lane with up-close fan viewing of race winners, expanded premium RV camping and amenities with new spots near the Alabama Gang Superstretch and frontstretch by the start-finish line, and a new turn 3 vehicle tunnel providing unobstructed ingress/egress access to the infield for haulers and RV's.
The infield redevelopment project is included in our aforementioned $500.0 million capital allocation plan covering fiscal years 2017 through 2021. The project is expected to cost approximately $50.0 million, which includes maintenance capital, before capitalized interest. Construction commenced in the fall of 2018 and will be complete in fall of 2019.

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Racing Electronics
In November 2018, we announced our Board of Directors approved an investment for ISC to acquire certain assets, including trademarks and other intellectual property, from Racing Electronics and certain other assets required to provide the business services of Racing Electronics. Racing Electronics is known worldwide as a leader in motorsports communications technology and equipment for motorsports drivers, teams, series, venues, and fans, as well as the exclusive provider of FanVision technology to NASCAR and NHRA. Racing Electronics is also the Official Two-Way Radio and Race Communications Provider of 14 major sanctioning bodies including ARCA, IndyCar, NHRA, World Racing Group and USAC.
The asset acquisitions were completed in January 2019 for a total cost of approximately $8.5 million in cash, at which time we commenced operations. This investment will be reflected in our fiscal 2019 net cash used for investing activities. We expect the operations of Racing Electronics to be immediately incremental to our earnings and will be included in our 2019 earnings guidance.
Hollywood Casino at Kansas Speedway
Kansas Entertainment, LLC, (“Kansas Entertainment”) a 50/50 joint venture of Penn Hollywood Kansas, Inc. (“Penn”), a subsidiary of Penn National Gaming, Inc. and Kansas Speedway Development Corporation (“KSDC”), a wholly owned indirect subsidiary of ISC, operates the Hollywood-themed casino and branded destination entertainment facility, overlooking turn two at Kansas Speedway. Penn is the managing member of Kansas Entertainment and is responsible for the operations of the casino.
We have accounted for Kansas Entertainment as an equity investment in our financial statements as of November 30, 2018. Our 50.0 percent portion of Kansas Entertainment’s net income was approximately $21.7 million and $19.1 million for fiscal years 2018 and 2017, respectively, and is included in equity in net income from equity investments in our consolidated statements of operations.
We have received pre-tax cash distributions from the casino totaling $26.6 million and $25.5 million for fiscal years 2018 and 2017, respectively. For fiscal 2019, we expect cash distributions from the casino joint venture will be approximately $26.0 million to $27.0 million.
Fiscal 2019 Financial Outlook
ISC’s reported quarterly and year to date earnings are presented under GAAP. In an effort to enhance the comparability and understandability of our forward looking financial guidance, we adjust for certain non-recurring items that will be included in our future GAAP reporting to provide information that we believe best represents our expectations for our core business performance.
For fiscal 2019, our non-GAAP guidance excludes:

•	any costs incurred related to the NASCAR Offer;

•	accelerated depreciation and future loss on retirements, mostly non-cash, or relocation of certain long-lived assets, which could be recorded as part of capital improvements resulting

International Speedway Corporation - 4Q and Full-Year Fiscal 2018 Financial Results I 15

in removal of assets prior to the end of their actual useful life, partially offset by capitalized interest;

•	start up and/or financing costs should our Hollywood Casino at Kansas Speedway joint venture pursue construction of an adjacent hotel;

•	any costs or income related to legal settlements;

•	gain or loss on sale of other assets; and

•	any one-time non-recurring costs or benefits related to the Tax Act.
The following table outlines our fiscal 2019 full-year non-GAAP financial guidance. Our earnings guidance for fiscal 2019 includes partial year recognition from completion of the Talladega Infield Redevelopment Project and the operations from Racing Electronics. This earnings outlook is our best estimate of financial results for fiscal 2019.
•Revenue: $685.0 million to $705.0 million
•Operating margin: 13.5% to 16.0%
•Effective tax rate: 25.0% to 26.0%
•Diluted earnings per share: $1.85 to $2.15
The Company's guidance for Adjusted EBITDA is estimated to range between $230.0 million and $250.0 million, which includes pre-tax cash distributions between $26.0 million and $27.0 million from equity investments in the Hollywood Casino (see "GAAP to Non-GAAP Reconciliation").

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Event Schedule

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter		Full Fiscal Year
Series Name	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
Monster Energy NASCAR Cup	3	3	6	6	5	5	7	7	21	21
NASCAR Xfinity	1	1	4	4	5	4	4	5	14	14
NASCAR Gander Outdoor	1	1	2	2	2	2	4	4	9	9
IndyCar Series	0	0	0	1	0	0	0	0	0	1
ARCA Racing Series	1	1	1	1	2	2	1	1	5	5
IMSA Weather Tech SportsCar Championship Series	1	1	0	0	1	1	0	0	2	2
AMA Superbike/Supercross	0	0	1	1	0	0	0	0	1	1
	7	7	14	15	15	14	16	17	52	53

•	Darlington's NASCAR Xfinity event will be held on August 31, 2019, ISC's fiscal third quarter, compared to the fiscal fourth quarter of 2018.
•ISM Raceway's Indy Car event held in the second quarter of 2018 will not return in 2019.
In closing, Ms. France Kennedy stated, "We maintain a solid financial position, developed over many years, that affords us the ability to follow our disciplined capital allocation strategy and maintain our leadership position in the motorsports industry. Our allocation plan extends through fiscal 2021, demonstrating our ongoing commitment to building long-term value.  For the future, we are well positioned to balance the strategic capital needs of our business with returning capital to our shareholders."
Conference Call Details
The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 7465119.
A live Webcast will also be available at that time on the Company's Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two hours after the end of the call through midnight Thursday, February 7, 2019. To access, dial (855) 859-2056 and enter the code 7465119, or visit the “Investor Relations” section of the Company's Web site.
International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; ISM RacewaySM near Phoenix, Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami

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SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network, Racing Electronics a leader in motorsports communications technology and Americrown Service CorporationSM, a subsidiary that provides catering services, and food and beverage concessions. In addition, the Company owns ONE DAYTONA, the retail, dining and entertainment development across from Daytona International Speedway, and has a 50.0 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.
Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

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Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Year Ended
	November 30, 2017	November 30, 2018	November 30, 2017	November 30, 2018
	(Unaudited)
REVENUES:
Admissions, net	$38,741	$28,998	$121,505	$109,602
Motorsports and other event related	171,803	151,986	491,664	508,505
Food, beverage and merchandise	11,516	8,628	41,293	35,669
Other	4,204	5,592	16,971	21,260
	226,264	195,204	671,433	675,036
EXPENSES:
Direct:
NASCAR event management fees	68,629	60,890	178,403	185,200
Motorsports and other event related	41,128	37,161	134,136	145,093
Food, beverage and merchandise	7,215	6,521	29,593	27,278
Other operating expenses	430	1,677	1,581	6,447
General and administrative	29,929	27,688	111,279	106,566
Depreciation and amortization	27,150	27,194	109,733	106,819
Losses on retirements of long-lived assets	10,021	933	10,552	4,471
	184,502	162,064	575,277	581,874
Operating income	41,762	33,140	96,156	93,162
Interest income	521	911	1,220	3,143
Interest expense	(2,482)	(2,526)	(11,633)	(10,862)
Other	—	20	344	46
Equity in net income from equity investments	5,040	5,328	19,111	21,777
Income before income taxes	44,841	36,873	105,198	107,266
Income taxes	(31,217)	9,636	(5,625)	(118,018)
Net income	$76,058	$27,237	$110,823	$225,284

Dividends per share	$—	$—	$0.43	$0.47
Earnings per share:
Basic and Diluted	$1.72	$0.62	$2.48	$5.11

Basic weighted average shares outstanding	44,189,258	43,809,364	44,648,586	44,068,713

Diluted weighted average shares outstanding	44,198,357	43,815,293	44,660,177	44,078,448

Comprehensive income	$76,225	$27,435	$111,491	$226,071

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Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2017	November 30, 2018
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$256,702	$269,011
Receivables, less allowance	37,269	42,833
Income taxes receivable	21,867	—
Prepaid expenses and other current assets	9,749	10,611
Total Current Assets	325,587	322,455

Property and Equipment, net	1,479,743	1,515,041
Other Assets:
Equity investments	86,200	81,225
Intangible assets, net	178,637	178,563
Goodwill	118,400	118,331
Other	19,625	33,745
	402,862	411,864
Total Assets	$2,208,192	$2,249,360
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$3,854	$4,284
Accounts payable	23,936	31,508
Deferred income	38,521	36,801
Income taxes payable	—	2,535
Other current liabilities	19,249	15,551
Total Current Liabilities	85,560	90,679

Long-Term Debt	255,612	251,381
Deferred Income Taxes	396,046	260,666
Long-Term Deferred Income	8,251	7,575
Other Long-Term Liabilities	2,801	3,101
Commitments and Contingencies	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	241	234
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	197	196
Additional paid-in capital	430,114	425,233
Retained earnings	1,031,361	1,211,499
Accumulated other comprehensive loss	(1,991)	(1,204)
Total Shareholders’ Equity	1,459,922	1,635,958
Total Liabilities and Shareholders’ Equity	$2,208,192	$2,249,360

International Speedway Corporation - 4Q and Full-Year Fiscal 2018 Financial Results I 20

Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended
	November 30, 2017	November 30, 2018
	(Unaudited)
OPERATING ACTIVITIES
Net income	$110,823	$225,284
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	109,733	106,819
Stock-based compensation	2,731	3,462
Amortization of financing costs	1,682	1,410
Deferred income taxes	(13,953)	(135,674)
Income from equity investments	(19,111)	(21,777)
Distribution from equity investee	20,274	22,932
Losses on retirements of long-lived assets, non-cash	9,648	4,471
Other, net	(177)	(608)
Changes in operating assets and liabilities
Receivables, net	(1,824)	(5,564)
Prepaid expenses and other assets	(1,536)	(14,594)
Accounts payable and other liabilities	(6,996)	(2,828)
Deferred income	1,368	(2,396)
Income taxes	(21,275)	24,402
Net cash provided by operating activities	191,387	205,339
INVESTING ACTIVITIES
Capital expenditures	(145,133)	(159,792)
Distribution from equity investee and affiliate	5,176	3,820
Equity investments and advances to affiliate	(147)	—
Proceeds from sale of ONE DAYTONA assets	—	20,000
Proceeds from sale of assets	750	530
Other, net	(9)	—
Net cash used in investing activities	(139,363)	(135,442)
FINANCING ACTIVITIES
Payment of long-term debt	(3,738)	(4,091)
Deferred financing fees	(249)	—
Exercise of Class A common stock options	528	991
Cash dividends paid	(19,241)	(20,738)
Reacquisition of previously issued common stock	(36,349)	(33,750)
Net cash used in financing activities	(59,049)	(57,588)
Net (decrease) increase in cash and cash equivalents	(7,025)	12,309
Cash and cash equivalents at beginning of year	263,727	256,702
Cash and cash equivalents at end of year	$256,702	$269,011

International Speedway Corporation - 4Q and Full-Year Fiscal 2018 Financial Results I 21